EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Andrew Batinovich, President and CEO

Stephen R. Saul, Executive Vice President and CFO

Phone: 650.343.9300	Fax: 650.343.7438

www.glenborough.com - shareholderservices@glenborough.com

GLENBOROUGH APPOINTS BRIAN PEAY EVP & CHIEF FINANCIAL OFFICER

SAN MATEO, CALIFORNIA, December 2, 2005 — Glenborough Realty Trust announced today that its Board of Directors has approved a transition plan for its Chief Financial Officer. Effective January 1, 2006, the Board has appointed Brian S. Peay as Executive Vice President and Chief Financial Officer. Stephen Saul, EVP and current CFO will continue in this capacity until December 31, 2005 and has announced that he will be leaving the company to pursue private interests. Mr. Saul will remain with Glenborough until March 2006 to assist with an orderly transition of his responsibilities.

Brian S. Peay currently serves as Glenborough’s Senior Vice President, Joint Ventures, a position he assumed in April 2005. Previously, he served as Senior Vice President, Finance and Accounting since September, 2003. Mr. Peay joined Glenborough in November 1997 and has held the positions of Vice President - Finance and Accounting and Manager of Capital Markets. Prior to joining Glenborough, Mr. Peay worked for Cliffwood Partners, L.P., a REIT hedge fund manager, and for the real estate accounting firm Kenneth Leventhal and Company. Mr. Peay earned a CPA designation and has a B.S. from the University of California, Santa Barbara.

Peter Chartz, currently Vice President, Dispositions will become primarily responsible for developing and managing strategic relationships with joint venture partners reporting to Andrew Batinovich, President and CEO.

Andrew Batinovich, President and CEO commented, “I am pleased that Brian Peay has accepted the expanded responsibilities of his new role and that we have been able to promote from within the Company to select the best candidate with expertise in financial reporting, capital markets and finance. I am confident that Brian will provide the Company with the continuity that is required in this key executive position. We certainly appreciate Steve Saul’s contributions to Glenborough over the past ten years and wish him well in his new endeavors.”

Glenborough is a REIT which is focused on owning high quality, multi-tenant office properties concentrated in Washington D.C., Southern California, Northern New Jersey, Boston and Northern California. The Company has a portfolio of 55 properties encompassing approximately 10 million square feet as of September 30, 2005.

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